EXHIBIT 10.1

Verso Corporation
6675 Lenox Center Court
Suite 400
Memphis, TN 38115-4436

David J. Paterson
President and Chief Executive Officer

T 901 369 4231
T 901 369 4228
E dave.paterson@versoco.com
W www.versoco.com
September 2, 2015
Mr. Allen J. Campbell
14322 River Wind Trail
Fort Wayne, IN 46814
Dear Allen:
On behalf of Verso Corporation and its subsidiaries (collectively, “Verso”), I am pleased to extend an employment offer to you. The basic terms and conditions of your employment with Verso will be as follows:
1.Employment Date. You will become an employee of Verso on September 21, 2015, or such other date as may be agreed upon by Verso and you (the “Effective Date”).
2.Position and Reporting Relationship. The title of your position with Verso will be Senior Vice President and Chief Financial Officer. You will report directly to the President and Chief Executive Officer of Verso.
3.Base Salary. Your initial base salary at Verso will be $425,000 per year. Your base salary will be paid in equal monthly installments on the last day of each month. You will be immediately eligible for merit increases in your base salary, which normally occur during the first half of each year.
4.Special Bonus. You will receive a special bonus of $300,000 payable in eight installments of $37,500 each on the following dates, provided that you are employed by Verso on the applicable payment date:
2015 – December 31
2016 – March 31, June 30, September 30, and December 31
2017 – March 31, June 30, and September 30
5.Verso Incentive Plan. You will not participate in the Verso Incentive Plan (“VIP”) for 2015, but in lieu thereof, you will receive a payment of $340,000 on February 29, 2016, provided that you are employed by Verso on such date. Effective as of January 1, 2016, you will be eligible to participate in the VIPs for 2016 and subsequent years and to receive an annual incentive award thereunder with a target level of achievement equal to 80% of your base salary.
6.Incentive Award Plan. You will be eligible to receive long-term equity incentive awards, typically in the form of restricted stock and stock options, to be granted from time to time by Verso, in its sole discretion, under the Amended and Restated 2008 Incentive Award Plan (the “Incentive Award

Mr. Allen J. Campbell
September 2, 2015

Plan”). Effective as of the Effective Date, Verso will grant to you equity awards under the Incentive Award Plan consisting of 40,000 restricted shares of Verso common stock and a nonqualified stock option to purchase 125,000 shares of Verso common stock, with such awards to be made pursuant to Verso’s standard grant notices and award agreements.
7.Retirement Savings Plan for Non-Union Employees. You will be eligible to participate in the Retirement Savings Plan for Non-Union Employees (the “RSP”), a tax‑qualified, 401(k) defined contribution plan which permits you to defer the receipt of up to the lesser of 85% or $18,000 of your employment compensation on a pre-tax basis (or if you are age 50 or over, to defer up to $6,000 in additional compensation up to a limit of $24,000). You also may elect to defer under the RSP amounts of your employment compensation in excess of these limits on an after-tax basis. Verso will make matching contributions equal to 70% of the first 4%, and 60% of the second 4%, of your deferrals under the RSP. Your deferrals under the RSP will be immediately and fully vested and nonforfeitable. Verso’s matching contributions on your behalf under the RSP will be subject to three-year “cliff” vesting measured from the Effective Date, such that after you have been continuously employed by Verso for three years, all of Verso’s past and future matching contributions on your behalf will become fully vested and nonforfeitable.
8.Supplemental Salary Retirement Program. You will be eligible to participate in the Supplemental Salary Retirement Program (the “SSRP”), a tax-qualified defined contribution program implemented under the RSP. Under the SSRP, Verso will make an annual contribution to your account under the RSP in an amount equal to 2.75% of your eligible compensation, which consists of your base salary, bonus and cash incentive compensation paid during the immediately preceding year. Verso’s contributions on your behalf under the SSRP will be subject to three-year “cliff” vesting measured from the Effective Date, such that after you have been continuously employed by Verso for three years, all of Verso’s past and future contributions on your behalf will become fully vested and nonforfeitable.
9.Executive Retirement Program. You will be eligible to participate in the Executive Retirement Program (“ERP”), a nonqualified defined contribution program implemented under the Deferred Compensation Plan (the “DCP”) for the benefit of Verso’s executives and selected senior managers. Under the ERP, Verso may, but is not obligated to, make an annual discretionary contribution to your account under the DCP in an amount equal to 10% of your eligible compensation, which consists of your base salary and target-level incentive award under the VIP, in each case determined as of January 1 of the year for which the ERP contribution is made.
10.Insurance. Verso provides group medical, dental, life and disability insurance on the terms and subject to the conditions set forth in such plans.
11.Vacation. You will be eligible to receive four weeks of vacation each year, subject to increase thereafter in accordance with Verso’s vacation policy.
12.Other Employee Benefits. In addition to the employee benefits expressly provided for herein, you will be entitled to participate in, and to receive benefits under, Verso’s other employee benefit plans, programs, policies and arrangements for which all or substantially all salaried employees or executive officers of Verso are eligible, in accordance with such employee benefit plans, programs, policies and arrangements and the procedures thereunder. Your right to receive any such other employee benefits with respect to 2015 will take account of your employment with Verso for only a portion of such year starting on the Effective Date, and, if applicable, such benefits will be prorated accordingly.

Mr. Allen J. Campbell
September 2, 2015

13.Relocation. In connection with your move to Memphis to begin work at Verso, you will be eligible to receive the benefits provided for under Verso’s relocation policy in accordance with such policy.
14.CNC Agreement. Effective as of the Effective Date, Verso and you will enter into the Confidentiality and Non‑Competition Agreement (“CNC Agreement”), a copy of which is enclosed with this letter agreement. Upon the execution and delivery of the CNC Agreement by Verso and you, the parties will be subject to the obligations, and entitled to the benefits, provided under the CNC Agreement.
15.Plan Changes. The terms and conditions of your compensation and benefits may be subject to plan changes by Verso at any time and from time to time.
16.Background Investigation and Drug Screening. This employment offer is contingent on your successful completion of a background investigation and drug screening to be conducted on behalf of Verso.
17.Verification of Citizenship. On your first day of employment, Verso will verify your eligibility for employment as required by the Immigration Reform and Control Act of 1986. We ask that you please bring to work the originals of two forms of identification, such as a birth certificate, driver’s license, passport or Social Security card, on your first day of employment.
18.Binding Effect. This letter agreement, when executed and delivered by Verso and you, will constitute an agreement that is binding on, and is enforceable by and against, Verso and its successors, assigns and legal representatives and you and your successors, assigns, devisees, heirs and legal representatives.
19.“At-Will” Employment. Your employment with Verso is considered “at-will” employment, meaning that there is no specific period of guaranteed employment and that either Verso or you can terminate the employment relationship at any time.

[Signatures are on next page.]

Mr. Allen J. Campbell
September 2, 2015

If the foregoing terms and conditions of your employment with Verso are acceptable to you, please sign this letter agreement and return it to me and keep a copy for your records. I look forward to the prospect of you joining Verso. I believe that you will find this employment opportunity to be personally interesting and professionally rewarding.

Sincerely,

/s/ David J. Paterson

David J. Paterson
President and Chief Executive Officer

AGREED TO AND ACCEPTED:
/s/ Allen J. Campbell
Allen J. Campbell
9/8/2015
Date

Enclosures